Exhibit 10.4

GENERAL SECURITY AGREEMENT

Dated: February 16, 2018

For the purpose of securing the payment and performance of any and all obligations, loans, credit extensions, indebtedness, liabilities, and duties, whether contingent or matured, now or hereafter owing to Ally Bank (Ally Capital in Hawaii, Mississippi, Montana and New Jersey) or Ally Financial, Inc. (collectively, the “Ally Parties”), and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, RumbleOn, Inc., conducting business at 4521 Sharon Road, Suite 370, Charlotte, NC 28211, (“Dealer”), grants to the Ally Parties a security interest in, and a collateral assignment of, any and all of the following described property in which Dealer now or hereafter acquires an interest, wherever located, in whatever form, and in any and all proceeds thereof: all inventory; equipment; fixtures; accounts, including factory open accounts of Dealer; accounts with banks and other financial institutions; cash and cash equivalents; general intangibles; all documents; instruments; investment property; and chattel paper (the “Collateral”).

Dealer has the power and authority to enter into this Security Agreement, and has taken all steps necessary to ensure that this Agreement is legally valid and enforceable.

Unless the Ally Parties provide written consent, Dealer must not sell, transfer or otherwise dispose of any Collateral other than in the ordinary course of Dealer’s business. The Ally Parties have the right to inspect the Collateral and Dealer’s related books and records. Dealer authorizes the Ally Parties or their designee(s) to execute on behalf of Dealer and to file any and all UCC financing statements to confirm, create, perfect, continue, modify or extend the Ally Parties’ security interest in and to the Collateral.

Upon default and in addition to all other rights and remedies provided by law, the Ally Parties have the remedies of a secured party under the Uniform Commercial Code including, without limitation, the right to take possession, or receive, collect, endorse and negotiate any of the Collateral. For this purpose the Ally Parties may enter upon the premises where the Collateral is situated and remove the Collateral. In the event the Ally Parties take possession of the Collateral, the Ally Parties may sell it at public or private sale or otherwise in a commercially reasonable manner and apply the proceeds of this sale or disposition, less the expenses of retaking, holding, preparing for sale, and selling the Collateral and reasonable attorney’s fees and legal expenses incurred by the Ally Parties, to the partial or complete satisfaction of any of Dealer’s indebtedness or obligation to the Ally Parties. Upon default by Dealer and demand by the Ally Parties, Dealer must segregate and account for the Collateral and the proceeds thereof.

If any notification of intended disposition of any of the Collateral is required by law, notice will be considered reasonably and properly given if it is mailed at least ten days before the scheduled disposition (unless a different time is specifically allowed or required by law) and addressed to the Dealer at the address shown above.

Any provision of this Agreement prohibited by law is ineffective only to the extent of the prohibition without invalidating the remaining provisions of this Agreement. The non-enforcement by the Ally Parties of any right under this Agreement is not a waiver thereof.

This Agreement is binding on Dealer and the Ally Parties and their respective successors, administrators and assigns.

RumbleON, Inc.		Witness
Signature:	/s/ Marshall Chesrown	Signature:	/s/ Beverly Rath
By (print):	Marshall Chesrown	By (print):	Beverly Rath
Title:	President/CEO	Title:	Controller
Date:	2-16-18	Date:	2-16-18

Ally Bank		Ally Financial Inc.
Signature:	/s/ Christian Kemp	Signature:	/s/ Christian Kemp
By (print):	Christian Kemp	By (print):	Christian Kemp
Title:	Authorized Representative	Title:	Authorized Representative
Date:	2-16-18	Date:	2-16-18